UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2019

CHANTICLEER HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35570	20-2932652
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7621 Little Avenue, Suite 414

Charlotte, North Carolina 28226

(Address of principal executive offices)

Registrant’s telephone number, including area code: (704) 366-5122

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

On July 1, 2019, Chanticleer Holdings, Inc., a Delaware corporation (“Chanticleer” or the “company”) entered into a dealer-manager agreement (the “DM Agreement”) with Chardan Capital Markets, LLC and The Oak Ridge Financial Services Group Inc. (the “Co-DMs”) relating to the distribution of rights to purchase up to $16 million of shares of the company’s common stock, par value $0.0001 per share (the “Rights Offering”). In connection with the rights offering, Chanticleer agreed to pay to the Co-DMs a cash fee equal to7% of the gross proceeds of the Rights Offering (excluding proceeds from the reduction of debt obligations) and to reimburse the Co-DMs for their expenses up to $75,000. Chanticleer further agreed to indemnify the Co-DMs and their respective affiliates against certain liabilities arising under the Securities Act of 1933, as amended. The Co-DMs participation in this rights offering was subject to customary conditions contained in the DM Agreement. The offering was made pursuant to the Company’s effective registration statement on Form S-1 (Registration Statement No. 333-230857) previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”) and accompanying prospectus and prospectus supplements filed with the SEC.

The Co-DMs and their affiliates may provide to us from time to time in the future in the ordinary course of their business certain financial advisory, investment banking and other services for which they will be entitled to receive fees. Our exclusive engagement with the Co-DMs expires October 5, 2019.

Pursuant to the Rights Offering, the holders of Chanticleer’s 6% Secured Subordinate Convertible Notes (“Notes”) agreed, on June 28, 2019, to satisfy payment of the holders’ basic and over-subscriptions for 3,000,000 shares of common stock through payoff of the principal amount of $3,000,000 of the Notes. An additional holder of a note dated January 27, 2017 in the amount of $75,000 also participated to full satisfaction of his note, in the same manner.

Item 8.01 Other Information

On July 2, 2019, Chanticleer issued a press release announcing the closing of its Rights Offering, which expired at 4:00 PM Eastern Time on June 28, 2019. A total of 1,894,311 shares of common stock were issued pursuant to record holders’ basic subscription privilege and a total of 4,190,542 shares of common stock were issued pursuant to record holders’ over-subscription privilege, at a subscription price of $1.00 per share for an aggregate of 6,084,853 shares issued in the Rights Offering. The Company received $6,009,853 in gross proceeds. $3,075,000.00 was subscribed by certain record holders’ through the reduction of the outstanding debt obligations of the Company to such record holders. The Company received $6,009,853 in gross proceeds.

Chanticleer intends to use the net proceeds of the Rights Offering for general corporate purposes, which include working capital and capital expenditures and funding operations until it becomes cash flow positive from operations (excluding capital expenditures). Proceeds will not enable Chanticleer to proceed with the negotiations for its strategic acquisition as previously targeted. As such, Chanticleer is in negotiations to restructure the terms of the proposed acquisition.

After the Rights Offering, Chanticleer will have an aggregate of 10,023,876 shares of common stock issued and outstanding. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1	Press release of Chanticleer Holdings Inc. dated July 2, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Chanticleer Holdings, Inc.,
a Delaware corporation
(Registrant)

Date: July 2, 2019	By:	/s/ Michael D. Pruitt
	Name:	Michael D. Pruitt
	Title:	Chief Executive Officer